Exhibit 10.29

April 13, 2010

Jennifer Williams

474 N. Lake Shore Drive #5803

Chicago, IL 60611

Dear Jennifer:

Osmetech Molecular Diagnostics (“OMD”), a wholly owned subsidiary of Osmetech Technologies, Inc. is pleased to offer you employment in the position of Senior Vice President Human Resources and Quality with a start date of no later than Monday, May 3rd, 2010. We discussed Monday, April 26, which is preferable.

Your annual gross salary will be $200,000.00 to be paid on a bi-weekly basis in keeping with OMD’s standard payroll practices and procedures. You will also be eligible to participate in the 2010 bonus and compensation program based on mutually agreed upon goals and objectives and according to the procedures and eligibility rules. Your bonus is targeted at 30% of base salary and will be calculated retroactively to January 1, 2010.

You will be eligible to participate in the GenMark stock option program and will be granted 71,000 GenMark Diagnostics employee stock options, subject to Board approval and banker-requested lock-up. These options will vest over four years, with “cliff’ vesting of 25% of the total after 12 months, and then monthly vesting of the remaining options in equal amounts over the next 36 months.

You will be entitled to participate in the benefit plans offered from time to time by OMD, subject to the eligibility requirements, terms and conditions of those plans. The benefits offered at this time include vacation pay, holiday pay, life insurance, health insurance, disability insurance and a 401k plan, in accordance with OMD policies and subject to the company’s right to modify, add, delete any benefit plan.

You understand and agree that during your employment you are required to comply with OMD’s policies and procedures.

In making you this offer, we relied on your representation that you are not bound by any non-compete or non-solicitation provision that would prevent or restrict you from carrying out your job responsibilities for OMD. You also promise and represent that you will not bring with you to OMD, nor use while employed by the company any confidential or trade secret information of a previous employer.

Williams Offer

Employment with OMD is “employment at will.” This means that your employment is not for a designated period of time and that either you or OMD can terminate the employment at any time, with or without cause. The at-will nature of this employment relationship can not be changed except by an express written agreement signed by the President of OMD. The other terms of this employment agreement may not be amended without an express written agreement signed by both parties.

This job offer is also contingent upon successful completion of a post offer background check and your agreement to relocate within 30 miles of our new Carlsbad Corporate Offices. Upon such relocation, you will be paid $100,000.00 to assist in your relocation from Chicago and Atlanta.

Please sign the acceptance below to accept this offer of employment.

I am delighted that you will be joining us and am certain that you will be an important asset to OMD in this very important phase of our development.

Sincerely,

/s/ Jon Faiz Kayyem

Jon Faiz Kayyem
Chief Executive Officer
Osmetech plc and GenMark Diagnostics, Inc.

By accepting, I agree to all terms of this offer.

/s/ Jennifer Williams 4/15/10
Signature Date